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Align Technology	Zeno Group
Madelyn Valente	Sarah Johnson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.johnson@zenogroup.com

ALIGN TECHNOLOGY APPOINTS EMORY WRIGHT, EVP DIRECT FABRICATION MANUFACTURING PLATFORM TO BUILD THE COMPANY’S NEXT GENERATION MANUFACTURING OPERATIONS -- WRIGHT PLANS TO RETIRE IN 2026

TEMPE, Ariz., SAN JOSE, Calif., May 22, 2024 -- Align Technology, Inc. (Nasdaq: ALGN), a leading global medical device company that designs, manufactures, and sells the Invisalign® system of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced it has appointed Emory Wright, executive vice president, direct fabrication manufacturing platform, effective immediately. Mr. Wright will transition his current responsibilities for global operations, including treatment planning, and focus on scaling Align’s next generation direct fabrication manufacturing platform, working in close collaboration with Srini Kaza, who was promoted to executive vice president, research and development. Dr. Mitra Derakhshan, senior vice president, global clinical will assume responsibility for global treatment planning in the newly created role of executive vice president, chief clinical officer, global treatment planning and clinical services. Jitse Marree, vice president, global aligner manufacturing will continue to lead global clear aligner manufacturing operations and assume responsibility for Mr. Wright’s remaining global operations functions.
Following today’s announcement, Joe Hogan, Align Technology president and CEO provided the following comments:
“Emory has had an enormous impact on Align and the orthodontic industry as a whole and I am thrilled he will continue to provide his extensive knowledge and experience to help us accelerate our plans and further extend our leadership in 3D printing. Until his retirement in 2026, Emory will take on a new role and in addition to helping with the transition of his existing duties, he will lead the development of our direct 3D printing capabilities and focus on building a world-class direct fabrication operation that can scale to support the global demand for our next generation products and services —including the Invisalign Palatal Expander and future orthodontic and dental appliances.”
“Srini just crossed his 25th anniversary with Align and he is one of the most revered innovators of clear aligner therapy in the world —and his contributions to the most advanced clear aligner system in the world, the Invisalign system, are unprecedented. With our recent acquisition of Cubicure, Srini and his team are now pioneering the next generation of 3D printing technologies that will radically change clear aligner therapy in the future. I am pleased to have Srini continue to lead our next phase of innovation working closely with Emory in his new role, and I want to congratulate Srini on his promotion to executive vice president, research & development.”

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“I am excited that Mitra will create an end-to-end global treatment planning and clinical services organization by combining both of our world-class teams: Global Treat Operations and Global Clinical. Mitra has been with Align for over 23 years and has tremendous experience and insights into the Invisalign system, our product portfolio, treatment planning protocols, and clinical software advancements. She holds more than 55 granted patents, as well as 35 pending patent applications covering appliances and devices, treatment planning, attachments and features, treatment decisions, and digital workflows. Mitra and our clinical team have played a pivotal role in developing our products and software validation as well as driving adoption of the Invisalign system through our clinical education, digital education, new doctor onboarding and growth programs as well as research programs and evidence activities. Combining their expertise with the operational and clinical competencies developed in our Treat Operations over the years, will create a new global organization with the critical capabilities needed to drive increased confidence and adoption of Invisalign system globally.”
“I am pleased to have Jitse expand his existing position as vice president, global aligner manufacturing operations to include our global clear aligner operations, reporting directly to me. Over the past seven years Jitse has been responsible for building out and leading both treatment planning and aligner fabrication operations in the EMEA region, and more recently across our global aligner manufacturing operations. With more than 20 years of experience working in the medical device, healthcare, and food industries in various positions in manufacturing, supply chain, logistics, and customer experience, I am confident that Jitse will bring his extensive knowledge and experience, and best practices to further extend our world-class global operational leadership.”

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 261 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 27 years, Align has helped doctors treat over 17.6 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align Digital Platform™, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.

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